Exhibit (j)(1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A, No. 033-34645) of our report dated May 25, 2011, on the financial statements and financial highlights of Treasury Portfolio, one of a series of Investors Cash Trust, included in the Treasury Portfolio Annual Reports, each dated March 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 26, 2011